Exhibit 99.1

Contacts:	Investor Relations:	Corporate Communications:
	Brent Anderson	Jane Hays
	Vice President-Investor Relations	Vice President-Corporate Communications
	(972) 543-8207	(972) 543-8123

MERITAGE HOMES ANNOUNCES EXCHANGE AND RETIREMENT OF DEBT FOR EQUITY

Scottsdale, Arizona (February 10, 2009) – Meritage Homes Corporation (NYSE: MTH) today announced that it has retired $4,298,000 principal amount of its 7.731% senior subordinated notes due 2017, by issuing in exchange for these notes 149,994 shares of its common stock in a privately negotiated transaction.  At yesterday’s closing price of $15.76 per share, the implied discount on the face value of the notes retired was 45%.

The exchange of debt for equity by Meritage will improve the Company’s leverage ratios and increase its tangible net worth.  In addition to improving the Company’s balance sheet, the retirement of notes will reduce the Company’s ongoing interest expense.

The Company expects to engage in discussions regarding, and may transact, other exchanges with this holder, which owned approximately $29 million of senior subordinated notes prior to the exchange described above.  Potential transactions will be evaluated in light of existing market conditions, the Company’s financial position, stock and debt trading prices, and other factors.

About Meritage Homes Corporation

Meritage Homes Corporation (NYSE:MTH) builds primarily single-family homes across the southern and western United States under the Meritage, Monterey and Legacy brands. Meritage has active communities in Houston, Dallas/Ft. Worth, Austin, San Antonio, Phoenix/Scottsdale, Tucson, Las Vegas, the California East Bay/Central Valley and Inland Empire, Denver and Orlando.  The Company was ranked by Builder magazine in 2007 as the 12th largest homebuilder in the U.S. and ranked #803 on the 2008 Fortune 1000 list. For more information about the Company, visit www.meritagehomes.com.

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MTH ANNOUNCES DEBT FOR EQUITY EXCHANGE

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Such statements include those regarding the impact of the exchange on the Company’s balance sheet, the Company’s future interest expense and the Company’s plans to evaluate and/or enter into future exchanges. There can be no assurance that future exchanges will occur at all. If future exchanges do occur, there can be no assurance that such exchanges will significantly improve the Company’s balance sheet or reduce interest expenses, particularly in the case of exchanges of stock for existing debt.  Additionally, stock issued in connection with this exchange or any future exchanges of equity for debt will have a dilutive impact on existing shareholders that may not be offset by the benefit of the exchange.

Meritage’s business is subject to other significant risks and uncertainties as well.  Many factors are identified in documents filed by the Company with the Securities and Exchange Commission, including those set forth in its Form 10-K for the year ended December 31, 2007, and Form 10-Q for the quarter ended September 30, 2008, under the caption “Risk Factors.” As a result of these and other factors, the Company’s stock and note prices may fluctuate dramatically. The Company makes no commitment, and disclaims any duty, to update or revise any forward-looking statements to reflect future events or changes in these expectations.

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